Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PLAYTIKA HOLDING CORP.

a Delaware corporation

Playtika Holding Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: That the present name of the Corporation is Playtika Holding Corp. and that this Corporation was originally incorporated pursuant to the General Corporation Law on September 23, 2016 under the name Playtika Holding Corp.

SECOND: That Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The total number of shares of capital stock that the Corporation shall be authorized to issue is one billion six hundred million (1,600,000,000) shares, all of which shall be common stock, par value $0.01 per share (the “Common Stock”).

Effective upon the filing of this Certificate of Amendment with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of common stock, par value $0.01 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without further action on the part of the Corporation or any holder of Old Common Stock be reclassified as 400 validly issued, fully paid and non-assessable shares of Common Stock (such reclassification being referred to herein as the “Stock Split”).

Each certificate representing shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to the Stock Split. Notwithstanding the foregoing, any holder of a certificate that represented shares of Old Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation and, upon such surrender, the holder may request, and shall be entitled to receive, a new certificate or certificates evidencing and representing the number of shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Stock Split.”

THIRD: That the foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law, with the stockholders acting by written consent pursuant to Section 228 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Playtika Holding Corp. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 6th day of January, 2021.

PLAYTIKA HOLDING CORP.

/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	President and Chief Financial Officer